UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Box, Inc.

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Box Urges Stockholders to Support Its Superior Director Nominees at September 9th Annual Meeting

Significantly Refreshed Board Has Made Powerful Changes to Enhance Governance, Accelerate Growth Strategy and Improve Operational and Financial Results

With Focused Execution and Accelerating Momentum, Box Has Generated TSR of 116% and Outperformed SaaS Peers Since March 2020

Box’s Nominees Are Vastly Superior to Starboard’s Candidates

Notes Wide-Spread Industry Analyst Recognition of Box’s Significant Operational and Financial Progress

Vote “FOR ALL” Three of Box’s Highly Qualified Director Nominees – Dana Evan, Peter Leav and Aaron Levie – on the BLUE Proxy Card Today

Redwood City, CA – September 2, 2021 – The Box, Inc. (NYSE: BOX) Board of Directors today issued the following statement reiterating to stockholders its recommendation to vote the BLUE proxy card “FOR ALL” three of Box’s highly qualified directors standing for election – Dana Evan, NACD’s 2019 Director of the Year, Peter Leav, CEO of McAfee, and Aaron Levie, a founder of Box and pioneer of the content cloud industry.

Over the past several months, the Box team has been delivering a clear message: The Box of today is not the Box of 2019. Your significantly refreshed Board and management team have made powerful changes to enhance the company’s corporate governance, accelerate its growth strategy and improve its operational and financial results.

As leading proxy advisory firm, Institutional Shareholder Services (“ISS”) outlined in its August 23, 2021 vote recommendation for Box’s BLUE proxy card, the significantly refreshed Board, which includes two Starboard-approved directors, has already made significant changes. Further changes to the composition of the Board are not warranted. Here’s why:

●	The change agents are already on the Board. The Board is meaningfully refreshed – 70% of the directors have tenures of three years or less and 20% are Starboard-approved. The full Board has already taken significant steps to proactively enhance corporate governance, including the separation of Chair and CEO roles and the appointment of Starboard-approved directors as Chair of the Board and Chairs of Audit and Compensation Committees. The Board is holding management accountable and is committed to delivering on the promises we have made and driving the company’s next phase of corporate governance enhancements and long-term profitable growth and value creation.

●	Box is operating at its strongest financial position in company history. Box’s most recent financial results demonstrate the company’s accelerating revenue growth and continued operating margin improvement. In the second quarter of fiscal year 2022, Box achieved RPO and net retention rate, both of which are leading growth indicators within SaaS, of $922.4 million (up 27% year-over-year) and 106% (up from 103% in the prior quarter), respectively.[1] Further, the company raised its fiscal year 2022 financial results guidance, which includes expected revenue growth + free cash flow margin guidance of at least 32%, and reaffirmed its commitment to achieving fiscal 2024 financial targets of 12% to 16% revenue growth, operating margins between 23% to 27% and revenue growth + free cash flow margin of at least 40%.

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1 As reported on August 25, 2021

With a more efficient and productive go-to-market strategy, a differentiated product portfolio and strong customer momentum, Box is on track to deliver the vision of the Content Cloud and primed to capture one of the largest markets in software – content management, collaboration, storage and data security, which represents a total addressable market of over $55 billion annually. Furthermore, as companies accelerate their move to the cloud, implement hybrid work strategies and seek to securely enable digital transformation, Box is extremely well positioned at the center of these megatrends. Reflecting Box’s strong results and accelerating momentum, Box has generated total stockholder return of 116%2 and has outperformed its SaaS peers since the Starboard settlement in March 2020.

●	The KKR-led investment is validation of Box’s strategy and potential. The investment led by KKR, one of the world’s leading technology investors, is a validation of Box’s strategy and the potential to create future value for all stockholders as we build upon the progress made over the past year. KKR would not have made a significant investment in the company if it did not believe the stock price could appreciate well beyond the conversion price of $27 per share – an important endorsement for the sell-side and all of our investors. The appointment of KKR’s John Park to the Board is a significant positive for the company. KKR is an active global investment firm with a deep understanding about the company’s business and strategy, and Mr. Park brings extensive experience investing in technology companies with a focus on the cloud and a strong track record of helping companies drive disciplined growth and profitability.

●	Box’s nominees are vastly superior to Starboard’s candidates. We are confident that the skillsets of the company’s nominees outmatch Starboard’s slate in every critical area. Each of our nominees – Dana Evan, Peter Leav and Aaron Levie – has played an essential role in designing and overseeing Box’s strategy and brings a strong history of leadership in SaaS and enterprise software. Combined, Box’s nominees bring nearly seven decades of SaaS and enterprise software experience, have led multiple company sale transactions that maximized stockholder value and have the expertise needed to continue to drive the company forward. In particular, Dana Evan brings decades of financial and investment expertise and a powerful track record of maximizing stockholder value. Over the course of her career as a public company board director, she has participated in sale transactions of four public companies for over $15 billion in total transaction value, including the recent sale of Proofpoint, where she served as Lead Independent Director, to the private equity firm Thoma Bravo for $12.3 billion. Notably, Ms. Evan was the 2019 National Association of Corporate Directors (NACD) Director of the Year and is a seasoned director of SaaS-based technology and internet companies, including Domo, Farfetch and Momentive (formerly Survey Monkey). Since 70% of our directors have joined the Board in the past three years, the historical knowledge and perspective that Ms. Evan brings is invaluable.

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2 Data as of September 1, 2021

Starboard is attempting to remove the skillsets of Ms. Evan, Peter Leav, a public company CEO who has successfully scaled and led several multi-billion dollar SaaS and enterprise software businesses, and Aaron Levie, Box’s Co-founder & CEO, who is a pioneer of cloud content management. If Starboard is successful, these world-class executives and leaders would be replaced with Starboard nominees, one of whom we believe would come into the boardroom with a pre-set agenda, and two others who lack the relevant skills required to oversee a public SaaS company.

●	Starboard’s attempt to publicly claim “open-mindedness” stands in contrast to its private engagement with Box. Box has held at least 45 calls or meetings with Starboard over the last two years, and since Starboard launched this proxy contest, we have made numerous attempts to reach a settlement. Starboard was not open to the Board’s perspective on the changes that have been made and the path for the company, which includes work the Operating Committee and management have executed to drive a comprehensive strategy focused on growth and profitability that goes well beyond the suggestions Starboard made in its recent presentation. Despite what Starboard is now stating in public, in private its nominee, Peter Feld, has been fixated on firing the company’s CEO in the absence of a sale.

Starboard previously indicated that a price in the low twenties would be acceptable for a sale of the company. The KKR-led investment came at a 47% premium to Box’s 1-year average stock price, providing a choice for stockholders to sell stock at a materially higher price than a sale of Box in the low twenties, or to remain invested alongside KKR. Furthermore, despite publicly criticizing the KKR-led investment, after the transaction was announced, Starboard privately stated that it would not move forward with a proxy contest if Starboard was allowed to participate in the KKR-led investment and Mr. Feld was appointed to the Board.

We are confident that the current Box Board — including Dana Evan, Peter Leav and Aaron Levie, the three directors up for re-election this year — is well equipped to guide the company’s strategy, with the expertise necessary to drive enhanced value for stockholders. Starboard’s proposed changes to the Board would risk this significant progress underway and jeopardize the long-term potential of your investment.

Box today also highlighted supportive commentary from numerous industry analysts recognizing the company’s recent strong performance and increasing momentum3:

“Overall, the quarter boosted [our] confidence that management is on the right track to improving growth and profitability. With management raising its expectations for FCF + revenue growth in fiscal 2022 to 32% (up from 30% previously) and ISS throwing its support behind the current board slate, Box appears to be on strong footing going into its September 9 shareholder meeting.” – William Blair, 08/26/21

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3 Permission to use quotes neither sought nor obtained

“Starboard has balked at the company’s lagging growth, but yesterday’s announcement marked the fifth quarter of above-guidance revenue and EPS, as well as the second quarter of accelerating revenue growth. Additionally, billings growth of 13% and RPO growth of 17% suggests the underlying business is picking up momentum and management is executing in accordance with the plan to improve operational efficiencies, validated by the 20% operating margin—the highest level in the company’s history.” – JMP Securities, 08/26/21

“Box is driving solid cost efficiencies with increased hiring in lower cost geos and better rep productivity from a better mix of multi-product/upsell strategy, generating 61% of revenue from customers with add-ons, which could see net retention rate further expand (up to 106% vs. 103% last q, could see further expansion).” – KeyBanc Capital Markets, 08/25/21

“We maintain our belief that BOX has the potential to grow revenues in the mid-teens with operating margins north of 20%....BOX is demonstrating success selling Suites and its add-on products, which are driving ACVs, contract durations, retention, and gross margins higher. The company saw a Suites attach rate of 73% on >$100k deals, up substantially from 49% last quarter and 31% a year ago. BOX added another add-on product to its portfolio with the release of Box Sign in late-July. We would expect this product to be well received in the base and help to sustain success in cross-selling within the base.” – Craig-Hallum, 08/26/21

With Box’s September 9th Annual Meeting fast approaching, it is extremely important that you vote as soon as possible, no matter how many shares you own. We urge you to not return any white proxy card sent by Starboard. Even if you have already voted using a white proxy card, you have the right to change your vote by simply using the BLUE proxy card and voting “FOR ALL” three of Box’s highly qualified nominees. Only your last-dated proxy card will count.

Stockholders with questions about how to vote their shares may call the company’s proxy solicitor, Innisfree M&A Incorporated, at 1 (877) 750-8233 (toll-free from the U.S. and Canada), or at +1 (412) 232-3651 (from other locations).

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor to Box. Wilson Sonsini Goodrich & Rosati, P.C. and Sidley Austin LLP are serving as legal advisors to Box.

About Box, Inc.

Box (NYSE:BOX) is the leading Content Cloud that enables organizations to accelerate business processes, power workplace collaboration, and protect their most valuable information, all while working with a best-of-breed enterprise IT stack. Founded in 2005, Box simplifies work for leading organizations globally, including AstraZeneca, JLL, and Morgan Stanley. Box is headquartered in Redwood City, CA, with offices in the United States, Europe, and Asia. To learn more about Box, visit http://www.box.com. To learn more about how Box powers nonprofits to fulfill their missions, visit Box.org.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions, which may include statements regarding Box’s expectations regarding the size of its market opportunity, sales productivity, its leadership position in the cloud content management market, the demand for its products, the impact of its acquisitions on future Box product offerings, its ability to grow and scale its business and drive operating efficiencies, its ability to achieve revenue targets and billings expectations, its ability to achieve profitability on a quarterly or ongoing basis, its free cash flow, its ability to grow unrecognized revenue and remaining performance obligations, the timing of recent and planned product introductions, enhancements and integrations, the short- and long-term success, market adoption and retention, capabilities, and benefits of such product introductions and enhancements, the success of strategic partnerships, its revenue, billings, gross margin, GAAP and non-GAAP net income (loss) per share, non-GAAP operating margins for future periods, the related components of GAAP and non-GAAP net income (loss) per share, net retention rate, weighted-average outstanding share count expectations for Box’s fiscal second quarter and full fiscal year 2022, equity burn rate, the KKR-led investment and achievement of its potential benefits; any potential repurchase of shares of Box common stock, whether, when, in what amount and by what method any such repurchase would be consummated, and the per share price of any such repurchase. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: (1) adverse changes in general economic or market conditions, including those caused by the COVID 19 pandemic; (2) delays or reductions in information technology spending; (3) factors related to Box’s highly competitive market, including but not limited to pricing pressures, industry consolidation, entry of new competitors and new applications and marketing initiatives by Box’s current or future competitors; (4) the development of the cloud content management market; (5) the risk that Box’s customers do not renew their subscriptions, expand their use of Box’s services, or adopt new products offered by Box on a timely basis, or at all; (6) Box’s ability to provide timely and successful enhancements and integrations, new features, integrations and modifications to its platform and services; (7) actual or perceived security vulnerabilities in Box’s services or any breaches of Box’s security controls; (8) Box’s ability to realize the expected benefits of its third party partnerships; (9) the potential impact of shareholder activism on Box’s business and operations; and (10) Box’s ability to successfully integrate acquired businesses and achieve the expected benefits from those acquisitions. Further information on these and other factors that could affect the forward-looking statements we make in this press release can be found in the documents that we file with or furnish to the U.S. Securities and Exchange Commission, including Box's most recent Quarterly Report on Form 10-Q filed for the fiscal quarter ended April 30, 2021. These statements are based on estimates and information available to us at the time of this press release and are no guarantees of future performance. We assume no obligation and do not intend to update these forward-looking statements or to conform these statements to actual results or to changes in our expectations.

Important Additional Information and Where to Find It

Box has filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”), an accompanying BLUE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from Box stockholders for Box’s 2021 Annual Meeting of Stockholders. BOX STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ BOX’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the Proxy Statement, an accompanying BLUE proxy card, any amendments or supplements to the Proxy Statement and other documents that Box files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of Box’s Investor Relations website at www.boxinvestorrelations.com or by contacting Box’s Investor Relations department at ir@box.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Contacts

Investors:

Cynthia Hiponia / Elaine Gaudioso

+1 650-209-3463

ir@box.com

Or

Innisfree M&A Incorporated

Larry Miller / Jennifer Shotwell

212-750-5833

Media:

Denis Roy / Rachel Levine

+1 650-543-6926

press@box.com

Or

Joele Frank, Wilkinson Brimmer Katcher

Leigh Parrish / Dan Moore

+1 212-355-4449